Issuer Free Writing Prospectus	Filed Pursuant to Rule 433

Registration No. 333-160447

TERM SHEET

Dated July 10, 2009

$400,000,000

10.250% Senior Notes due 2019

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated July 9, 2009 and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Discover Financial Services
Security:	10.250% Senior Notes due 2019
Ratings (Moody’s / S&P / Fitch):*	Ba1 (negative)/BBB- (stable)/BBB (negative)
Currency:	USD
Size:	$400,000,000
Maturity:	July 15, 2019
Coupon:	10.250%
Payment Frequency:	Semi-Annually
Day Count Convention:	30/360
Price to Public:	100% of face amount
Yield to Maturity:	10.25%
Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2010

Spread for Optional Redemption:	Treasury Rate, plus 50 basis points.

Trade Date:	July 10, 2009
Settlement Date:	July 15, 2009 (T+3)
Denominations	$2,000 x $1,000
CUSIP/ISIN:	254709AE8 / US254709AE84
Sole Bookrunner:	J.P. Morgan Securities Inc.
Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

UBS Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Discover Financial Services has filed a registration statement (including a prospectus dated as of July 6, 2009) and a preliminary prospectus supplement dated as of July 9, 2009 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents Discover Financial Services has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement may be obtained from J.P. Morgan Securities Inc. by calling collect at 212-834-4533.